Table of Contents

Exhibit 1.1

BY-LAWS OF THE TELECOMMUNICATIONS COMPANY OF CHILE S.A.

1.
Compañía de Teléfonos de Chile was organized pursuant to the regulations of Private Law as recorded in public deed dated November 18, 1930, executed before Notary Public Javier Echeverría Vial, which was recorded on page 426 No. 158 of the Commerce Registry of Santiago of the year 1931.

The Bylaws of the Company were approved by the Ministry of Finance’s Supreme Decree No. 599 dated January 2, 1931, which was recorded on page 460 No. 159 of the Commerce Registry of Santiago of the year 1931.

The Bylaws of the Company were amended by public deed dated January 26, 1951, executed before Notary Public Javier Echeverría, and such amendments to the Company’s Bylaws were approved by Supreme Decree No. 599 mentioned above, which was recorded on page 463 No. 160 of the Commerce Registry of Santiago of the year 1931.

The existence of Compañía de Teléfonos de Chile was authorized by the Ministry of Finance’s Supreme Decree No. 966, dated February 3, 1931, which stated that the provisions of Decree No. 599, No. 1, second paragraph, individualized above, with respect to the provisos and amendments accepted by the mentioned deed of January 26, 1931, were accomplished. The Decree under discussion was recorded on page 470 No. 161 of the Commerce Registry of Santiago of the year 1931.

All these documents were published in the Official Gazette on February 1st, 1931, and in the newspaper “El Imparcial” on February 19, 20, 21, 23 and 24, 1931.

Compañía de Teléfonos de Chile was declared valid and duly incorporated by the Ministry of Finance’s Supreme Decree No. 2907 of April 28, 1931, and it was indicated that it should start its telephone operations within the term of 60 days from the date of said Decree.

A certificate of legality of the Company’s Bylaws was granted by the Secretary of the Third Civil Court of Justice of Santiago. Such certificate was subsequently officially recorded in No. 560 dated March 23, 1931, in the Public Registry at the Offices of the Notary Public of Santiago Javier Echeverría.

2.
By public deed dated August 16, 1982, executed before the Notary Public Jaime Morandé Orrego, the Company’s Bylaws were amended in accordance with Corporate Law No. 18.046. Accordingly, an abstract of the new Bylaws was recorded in the Commerce Registry of the Santiago of the year 1982 on page 16,690 No. 9570, dated September 29, 1982, and published in the Official Gazette on September 21, 1982.

3.	Subsequently, the following amendments to the Bylaws of the Company have taken place:

a)
By public deed dated August 30, 1985, granted by Notary Public Jaime Morandé Orrego. An abstract of such public deed was recorded in the Commerce Registry of the Real Estate Registrar of Santiago, year 1985, on page 15,559 No. 8,094 and published in the Official Gazette on October 24, 1985. On October 24, 1985, both the record and publication mentioned above were then authorized and registered with the Notary Public Jaime Morandé Orrego.

b)
By public deed dated October 31, 1985, granted by Notary Public Mario Baros González. An abstract of such public deed was recorded in the Commerce Registry of the Real Estate Registrar of Santiago, year 1985, on page 20,261 No. 10,460 and published in the Official Gazette on  December 11, 1985. On December 18, 1985 both the recordation and publication mentioned above were then authorized and registered with the Notary Public Mario Baros González.

c)
By public deed dated January 15, 1987, granted by Notary Public Mario Baros González. An abstract of such public deed was recorded in the Commerce Registry of the Real Estate Registrar of Santiago, year 1987, on page 1,859 No. 923 and published in the Official Gazette on January 28, 1987. On February 2, 1987, both the recordation and publication mentioned above were then authorized and registered with the Notary Public Mario Baros González.

d)
By public deed dated September 15, 1987, granted by Notary Public Mario Baros González. An abstract of such public deed was recorded in the Commerce Registry of the Real Estate Registrar of Santiago, year 1987, on page 18,992 No. 11482 and published in the Official Gazette on September 21, 1987. On September 21, 1987, both the recordation and publication mentioned above were then authorized and registered with the Notary Public Mario Baros González.

e)
By public deed dated May 30, 1988, granted by Notary Public Mario Baros González. An abstract of such public deed was recorded in the Commerce Registry of the Real Estate Registrar of Santiago, year 1988, on page 12,261 No. 6,578 and published in the Official Gazette on June 6, 1988. On June 7, 1988, both the recordation and publication mentioned above were then authorized and registered with the Notary Public Mario Baros González.

f)
By public deed dated April 7, 1992, granted by Notary Public Mario Baros González. An abstract of such public deed was recorded in the Commerce Registry of the Real Estate Registrar of Santiago, year 1992, on page 12,418 No. 6,260 and published in the Official Gazette on April 16, 1992. On April 21, both the recordation and publication mentioned above were then authorized and registered with the Notary Public Mario Baros González.

g)
By public deed dated December 31, 1992, granted by Notary Public Mario Baros González. An abstract of such public deed was recorded in the Commerce Registry of the Real Estate Registrar of Santiago, year 1993, on page 278 No. 249 and published in the Official Gazette on January 13, 1993. On January 15, 1993, both the recordation and publication mentioned above were then authorized and registered with the Notary Public Mario Baros González.

h)
By public deed dated January 20, 1994, granted by Notary Public Mario Baros González. An abstract of such public deed was recorded in the Commerce Registry of the Real Estate Registrar of Santiago, year 1994, on page 1,636 No. 1,334 and published in the Official Gazette on January 28, 1994. On February 14, 1994, both the recordation and publication mentioned above were then authorized and registered with the Notary Public Mario Baros González.

i)
By public deed dated March 18, 1995, granted by Notary Public Mario Baros González. An abstract of such public deed was recorded in the Commerce Registry of the Real Estate Registrar of Santiago, year 1995, on page 7671 No. 6134 and published in the Official Gazette on April 6, 1995. On April 13, 1995, both the recordation and publication mentioned above were then authorized and registered with the Notary Public Mario Baros González.

j)
By public deed dated March 26, 1998, granted by Notary Public Alvaro Bianchi Rosas. An abstract of such public deed was recorded in the Commerce Registry of the Real Estate Registrar of Santiago, year 1998, on page 6,894 No. 5,621 and published in the Official Gazette on March 27, 1998. On March 27, 1998, both the recordation and publication mentioned above were then authorized and registered with the Notary Public Alvaro Bianchi Rosas.

k)	By public deed dated July 7, 1998, granted by Notary Public Osvaldo Pereira González, a Capital Decrease was carried out as a matter of law, which was annotated in addition to the social record.

l)
By public deed dated April 1, 1999, granted by Notary Public Alvaro Bianchi Rosas. An abstract of such public deed was recorded in the Commerce Registry of the Real Estate Registrar of Santiago, year 1999, on page 8,808 No. 7,067 and published in the Official Gazette on April 22, 1999. On April 23, 1999, both the recordation and publication mentioned above were then authorized and registered with the Notary Public Alvaro Bianchi Rosas.

m)
By public deed dated April 23, 2002, granted by Notary Public Alvaro Bianchi Rosas. An abstract of such public deed was recorded in the Commerce Registry of the Real Estate Registrar of Santiago, year 2002, on page 11,202 No 9.775 and published in the Official Gazette on May 17, 2002. On May 23, 2002, both the recordation and publication mentioned above were then authorized and registered with the Notary Public Alvaro Bianchi Rosas.

n)
By public deed dated August 12, 2003, granted by Notary Public Raúl Undurraga Laso. An abstract of such public deed was recorded in the Commerce Registry of the Real Estate Registrar of Santiago, year 2003, on page 26,957 No. 20,166 and published in the Official Gazette on September 5,2003. On April 12, 2003, both the recordation and publication mentioned above were then authorized and registered with the Notary Public Raúl Undurraga Laso.

o)
By public deed dated April 21, 2006, granted by Notary Public Alvaro Bianchi Rosas. An abstract of such public deed was recorded in the Commerce Registry of the Real Estate Registrar of Santiago, year 2006, on page 17,214 No. 11,857 and published in the Official Gazette on May 8, 2006.

SECTION ONE

NAME, DOMICILE, DURATION AND PURPOSE

ARTICLE ONE. A corporation is organized under the name of COMPAÑ¥A DE TELECOMUNICACIONES DE CHILE S.A., which will be governed by the provisions of these Bylaws. For those matters that are not regulated hereby, the provisions of Law No. 18,046, its Regulations and other relevant provisions related to this type of company, shall apply. For advertising, banking and promoting purposes, the Company may use the following commercial names: “TELEFONICA CTC CHILE S.A.”, “TELEFONICA CTC S.A.”, “CTC S.A.” or "Telefonica Chile".

ARTICLE ONE BIS Notwithstanding the provisions of the preceding Article, the Company shall be subject to the provisions of Decree Law No. 3500, of 1980 and its amendments, since it falls under the situation foreseen in Article 111 of that body of Law.

ARTICLE TWO. The Company shall have its legal domicile in the City of Santiago, Chile, notwithstanding other branch offices, agencies, representation offices, exchange facilities, offices or service facilities opened elsewhere in the country or abroad by decision of the Board of Directors.

ARTICLE THREE. The Company shall have duration through August 10, 2068.

ARTICLE FOUR. The purpose of the Company is:

a)
The establishment, installation, operation, exploitation and administration in general of all kind of networks, systems and services of telecommunications, information, audiovisual communication and broadcasting, entertainment and all kind of related services which include any transmission, broadcasting, processing, recording and reception of signs, signals, written material, sounds and images of any nature by means of physical lines, radio, electricity, optical, electromagnetic means or other system allowed by science and technology;

b)
The establishment, installation, operation, exploitation and management of telecommunications services regarding which the pertinent Administrative Authority grants the Company the corresponding concessions, permits and/or service authorizations;

c)	The advising and management of networks, systems and services of telecommunications, information, communication and audiovisual broadcasting, entertainment and any other related service;

d)	Research and development within the aforementioned fields;

e)	The design, development, manufacture, improvement, import, export, distribution, marketing, repair, maintenance and the performance of any other industrial or commercial activity referred to any kind of networks, systems, products, equipment, elements, parts and materials without exception, either directly or indirectly related to telecommunications, information, communication and audiovisual broadcasting and entertainment;

f)	The performance of any kind of commercial activities related either directly or indirectly to telecommunications, information, communication and audiovisual broadcasting and entertainment including the purchase, sale and promotion of the Company’s own or third parties’ services and products;

g)	The participation in organizations, institutions, meetings and study groups of academic, entrepreneurial or any other type either directly or indirectly related to the Company, and

h)
The subscription of any kind of agreements or covenants related either directly or indirectly to the Company’s activities. In order to carry out all the activities that are part of the purpose of the Company it will be entitled to do them either locally or in foreign countries, either directly or indirectly through the minority or majority participation in third parties that are either companies or other juridical entities with an identical or similar purpose.

SECTION TWO

CAPITAL OF THE COMPANY

ARTICLE FIVE. The capital of the Company amounts to eight hundred and seventy-two billion, four hundred and ninety-two million, two hundred and fourteen thousand, nine hundred and eighty-three pesos (CH$872,492,214,983), divided into nine hundred and fifty-seven million, one hundred and fifty-seven thousand, eighty-five (957,157,085) subscribed and paid for shares with no par value.

Shares are divided into two Series, called “A” and “B”. Eight hundred and seventy-three million, nine hundred and ninety-five thousand, four hundred and forty-seven (873,995,447) shares are Series “A” and eighty-three million, one hundred and sixty-one thousand, six hundred and thirty-eight (83,161,638) shares are Series “B”. The shares will continue to pertain to their original Series regardless of any transfer or assignment.

ARTICLE FIVE BIS: No person, either directly or indirectly or through related persons, will be entitled to concentrate more than 45 % of the Company’s capital with voting rights. Pursuant to the stipulations of Articles 114, 115 and 116 of Decree Law No. 3,500 of 1980 as amended, the Company’s managers shall survey the strict compliance with the above. Also, a minimum 10% of the Company’s capital with voting rights shall be owned by minority shareholders; at least 15% of such capital shall be subscribed by more than 100 shareholders who are not related, and each of them shall own a minimum equivalent to UF100 in shares according to the value assigned to them during in the last Balance Sheet.

In order to comply with the stipulations of Article 114 of such Decree Law when a shares transfer is filed for registration only the amount of shares not exceeding the limits accepted by the law or by these By-laws will be recorded in the name of the corresponding shareholder. In the event a shareholder is in possession of a number of shares higher than the number allowed by these By-laws, the Company shall, within 15 days, instruct such shareholder to transfer the balance without prejudice of the obligation for both to sign a de-concentration agreement under the terms indicated in Articles 124 and following of Decree Law 3,500 of 1980 as amended.

The shareholders will have the preemptive option to subscribe shares originated by a Capital Increase and bonds convertible into shares. In any event, this right shall be exercised according to the legal and statutory standards regulating the maximum allowed concentration.

The Company is entitled to request from its shareholders the necessary background to determine the existence of related persons or, in the case of shareholders that are juridical persons the names of their main shareholders and partners and those of the natural persons related to them. The shareholders shall be obliged to disclose such information. A minority shareholder and a related person are those included in the definitions stipulated in Article 98 of Decree Law 3,500 of 1980 and its amendments.

ARTICLE SIX. The shares shall be registered and each Series shall be numbered correlatively.

ARTICLE SEVEN. The form of the stock certificates, issue, exchange, invalidation, loss, replacement, assignment and other circumstances thereof, shall be governed by the provisions of the Law and its Regulations. The stock certificates shall include reference to the preferences contemplated in these Bylaws.

ARTICLE EIGHT. With respect to each Series of shares, a Record shall be kept of all stockholders of the relevant Series with indication of the number of shares held by each one of such stockholders.

ARTICLE NINE. In the event of one or more shares jointly belonging to several persons, the joint-owners shall be required to appoint an attorney in fact to act on behalf of all of them before the Company.

ARTICLE TEN. Possession of one or more shares implies absolute consent and acceptance of the corporate Bylaws and regulations and of the decisions of the Stockholders’ Meetings and of the Board of Directors in matters of their particular authority, including decisions taken prior to subscribing or acquiring such shares.

Acceptance of the decisions of Stockholders’ Meetings is understood without detriment to the rights of dissenting stockholders, as provided in Article Forty-Seven of these Bylaws.

ARTICLE ELEVEN. Preferences enjoyed by Series “A” and “B” shares and stockholders under the terms of these Bylaws shall be governed by transitory article 4 of Law No. 18,046.

SECTION THREE

MANAGEMENT OF THE COMPANY

ARTICLE TWELVE. The Company shall be managed by a Board of Directors of seven members and their deputies. Of these, six shall be elected by the Series “A” stockholders and one by the Series “B” stockholders.

The disabilities, incompatibilities, disqualifications, prohibitions and other obligations and provisions set forth in the Law shall be applicable to Regular as well as Deputy Directors.

Regular and Deputy Directors on behalf of the Series “B” are required to be stockholders of the Company.

ARTICLE THIRTEEN. Regular and Deputy Directors shall be elected by the Regular Stockholders’ Meeting as set forth in Article Forty-Nine of these Bylaws, who shall remain three years in office and who may be re-elected indefinitely. Directors shall be renewed as a whole every three years.

ARTICLE FOURTEEN. Whenever the Stockholders’ Meeting called to periodically elect Directors should fail to meet on the established date for some reason or other, the incumbents completing their term of office shall continue therein until their replacements are appointed. The Board of Directors will be required to summon a Stockholders’ Meeting within thirty days to decide on the appointments.

ARTICLE FIFTEEN. The Board of Directors shall hold regular and special meetings. The former shall be held at least once a month on dates set in advance by the Board itself. The latter shall be held whenever summoned by the Chairman or Vice Chairman, as appropriate, directly or at the request of one or more Directors, with prior approval of the need for such meeting by the Chairman or Vice Chairman, as appropriate. The foregoing is applicable unless the meeting is requested by the absolute majority of the Directors, in which event the meeting shall be necessarily held without prior approval. Special meetings shall consider only those matters expressly indicated in the summons, and such meetings shall be called by way of a registered letter mailed to each one of the Directors at least three days in advance of the scheduled date.

This period may be reduced to 24 hours in advance, if the letter is personally delivered to the Director by a Notary Public. The summoning notice to a special meeting shall contain reference to the matters to be discussed therein, which reference may be omitted if all the Directors of the Company attend such meeting.

ARTICLE SIXTEEN. Board of Directors shall be validly with the presence of the absolute majority of its members. Board resolutions and decisions shall be carried with the consenting vote of the absolute majority of participating Directors entitled to vote. The foregoing is not applicable to matters requiring special majorities under the Law or these Bylaws.

In the event of a tie, the presiding officer shall cast the deciding vote.

ARTICLE SEVENTEEN. Board meeting discussions and decisions shall be recorded in a Minute Book by whatever system available, provided such system guarantees the impossibility of insertions, deletions or other alterations which may affect the accuracy of the minutes, which shall be signed by the Directors attending the meeting.

In the event of death of a Director or of his inability to sign the minutes, record of the corresponding circumstance or impediment shall be included in the relevant minutes.

The Minutes shall be signed before the next regular meeting or at the next meeting held and shall be understood to be approved upon signature.

Directors wishing to safeguard their responsibility with respect to some action or decision of the Board, shall require that their opposition be recorded in the minutes, of which circumstance the next Regular Stockholders’ Meeting shall be informed by the presiding officer.

Directors considering the minutes to reflect inaccuracies or omissions, are entitled to record their reservations before signing such minutes.

ARTICLE SEVENTEEN BIS: All acts and contracts executed by the Company with its controlling stockholders, its directors or executive officers, or with related persons, must be approved in advance by two -thirds of the Board of Directors and must be recorded in the relevant minutes, without prejudice to the provisions of Article Forty-Four of Law No. 18,046 and other relevant provisions of said body of law or its Regulations, with respect to Directors.

ARTICLE EIGHTEEN. The Board may be revoked only as a body by a Regular or Special Stockholders’ Meeting. Consequently, one or more of its members may not be revoked individually or collectively.

In any case, the stockholders of each one of Series “A” and “B”, shall vote only in respect of the revocation of the Directors on behalf of their own particular Series.

ARTICLE NINETEEN. If one or more Regular Directors are unable to attend a meeting for whatever reason, they shall be replaced in such meeting by their respective Deputy Directors. This provision is applicable likewise in the event of resignation, impossibility, incapacity, disability, death or other circumstance as a result of which a Regular Director ceases to hold office.

In the event of a vacancy affecting a Regular Director and his respective Deputy, the Board shall be renewed as a body at the next Regular Stockholders’ Meeting held by the Company and, in the meantime, the Directors on behalf of the same Series of Stockholders as the vacating Regular and Deputy Directors, shall appoint their replacements.

All Board appointments, replacements or vacancies shall be reported to the Superintendencia de Valores y Seguros de Chile (the Chilean Securities and Exchange Commission) within three days from the day the appointment occurred. Moreover, notice of all corporate Board changes shall be published in a Santiago newspaper.

ARTICLE TWENTY. Acts and contracts in which one or more Directors hold an interest, directly or on behalf of third parties, shall be executed by the Company only after the operations involved are known to and approved by the Board and provided their conditions are adjusted to similar equity conditions ordinarily prevailing in the market. Such decisions shall be reported to the next Stockholders’ Meeting by the presiding officer and indication of this matter shall be contained in the pertinent summoning notices.

A Director is presumed by law to have an interest in any negotiation, act, contract or operation, whenever such negotiation, act, contract or operation requires his personal participation or that of his spouse or relatives through second degree of consanguinity or affinity, or of partnerships or companies in which the Director involved holds a ten percent or higher equity interest directly or through other individuals or legal entities.

If the act or contract involves material amounts, the Board of Directors shall act pursuant to the rules provided in article 44 of Law 18,046.

ARTICLE TWENTY-ONE. Directors shall be remunerated for holding office. Once a year, the Regular Stockholders’ Meeting shall determine the remuneration of the Board and decisions in this respect shall have effect from they approval through the following General Ordinary Shareholders Meeting

The Annual Report submitted to the Regular Stockholders’ Meeting for consideration shall contain a record of the board expenses, grouped according to the relevant items and every remuneration received by the corporate Directors during the pertinent fiscal year, including remuneration received for different assignments or employment while discharging the office, or on account of entertainment expenses, travel allowances, fringe benefits and, generally, all other fees. Such special remunerations shall be listed separately in the Report, duly assessing the value of those benefits received in kind.

ARTICLE TWENTY-TWO. At its first meeting, the Board shall elect a Chairman and a Vice-Chairman from among its members and shall establish the day and time for regular meetings. An individual other than the General Manager or the Directors shall act as Secretary. Such Secretary, who will be appointed by the Board, shall:

a)	Write and keep the minutes of the meetings;
b)	Take charge of documents originating in the Board; and
c)	Perform other functions as decided by the Board.

ARTICLE TWENTY-THREE. The Chairman of the Board, who shall be likewise President of Stockholders’ Meetings, shall:

a)	Preside over and direct Board and General Stockholders’ Meetings;
b)	Summon Board and General Stockholders’ Meetings, pursuant to the provisions of these Bylaws and the Law; and
c)	Perform all other functions contemplated in these Bylaws and the Law.

The Vice Chairman shall replace the Chairman in the event of his absence or temporary impossibility, which circumstance does not require substantiation before third parties.

In the event of absence of the Chairman and Vice Chairman, the Board may designate a director to replace him at the corresponding meeting and there shall be no need to verify this situation to third-parties.

ARTICLE TWENTY-FOUR. The Board of Directors represents the Company judicially and extrajudicially and to the effect of performing the corporate purpose, which does not require substantiation before third parties, and is vested with full management and disposal powers, other than the authority expressly reserved to Stockholders’ Meetings under the Law or these Bylaws.

The indicated authority covers even the execution of such acts and contracts with respect to which the Law requires special power of attorney.

The foregoing applies notwithstanding the particular representation of the General Manager under the Law and these Bylaws.

The Board may delegate part of its powers to the Managers, Assistant Managers or Attorneys of the Company, to a Director or Committee of Directors and, for particularly determined purposes, to other individuals.

Under the personal liability of Directors participating in the pertinent decision, the Board may distribute interim dividends during the fiscal year against profits therein, provided no accumulated losses exist.

Payment of such dividends shall be carried out on the date determined by the Board.

ARTICLE TWENTY-FOUR BIS: In the exercise of the powers indicated in the preceding article, the Board must always act within the limits established by the investment and financing policy approved by the Regular Stockholders’ Meeting, pursuant to the provisions of Article 119 of Decree Law 3500, of 1980, and its amendments.

SECTION FOUR

DIRECTORS COMMITTEE

ARTICLE TWENTY-FOUR “A”: As long as the Company is a publicly held corporation with an equity capital greater than or equal to the equivalent to UF 1,500,000, It shall be obligated to designate a Directors’ Committee to be governed by the rules provided in article 50 bis of Law 18,046.

SECTION FIVE

GENERAL MANAGER

ARTICLE TWENTY-FIVE. The General Manager shall be appointed by the Board, which will establish his authority and duties and may replace him at will.

The General Manager, who will be subject to the disabilities, limitations, prohibitions and other obligations and legal provisions applicable to the Directors, insofar as compatible with the particular responsibilities of his office or function, shall be entrusted with the immediate supervision of the ordinary business and operations of the Company; shall represent the Company judicially with the authority set forth in both paragraphs of Article 7 of the Code of Civil Procedure; shall observe and enforce observance of the decisions of the Board and of General Stockholders’ Meetings and shall be vested with such other authority as decided by the Board.

The position of General Manager is incompatible with that of Chairman, Director, Auditor or Accountant of the Company.

The General Manager shall have the right to be heard at Board meetings, and shall be accountable with the members thereof for decisions detrimental to the Company and its stockholders, whenever the minutes fail to contain record of his dissenting opinion.

ARTICLE TWENTY-SIX. In the event of illness or justified absence, which will not be necessary to substantiate to third parties, the General Manager shall be replaced in office by the Company Officers pursuant to a hierarchy approved by the Board. These Officers shall also be subject to the disabilities, limitation, prohibition, obligation and other legal provisions applicable to the General Manager.

SECTION SIX

MANAGEMENT SUPERVISION

ARTICLE TWENTY-SEVEN. Each year, the Regular General Stockholders’ Meeting shall appoint independent External Auditors to examine the books, inventory, balance sheet and other financial statements of the Company, with the obligation of reporting in writing to the next Regular Stockholders’ Meeting on the performance of their mandate.

The External Auditors shall be selected from those registered in the Record which, to this effect, is carried by the Superintendencia de Valores y Seguros de Chile (the Chilean Securities and Exchange Commission)and shall be liable for damages caused to the shareholders as a result of the auditors’ negligent acts, reports or omission.

ARTICLE TWENTY-EIGHT. The Regular General Stockholders’ Meeting must also appoint each year, two Regular and two Deputy Accounting Inspectors to examine the books, inventory, balance sheet and other financial statements of the Company, with the responsibility of reporting in writing to the next Regular Stockholders’ Meeting on the performance of their commission. In addition, the Accounting Inspectors may supervise corporate operations and inspect the work of the administrators and due performance of their duties under the law, regulations and bylaws.

ARTICLE TWENTY-NINE. The External Auditors and the Accounting Inspectors may attend Stockholders’ Meetings with the right to speak but without the right to vote.

ARTICLE THIRTY. The Annual Report, Balance Sheet, Inventory, Minutes, Books, and reports of the External Auditors and the Accounting Inspectors, shall be made available to the stockholders for review at the corporate management office, fifteen days prior to the date set for the Stockholders’ Meeting.

Stockholders may only examine the said documents during the specified period.

Notwithstanding the foregoing, with the approval of three -fourths of the Directors in office, certain documents may be classified as confidential whenever referring to pending negotiations, the disclosure of which could damage the corporate interest.

Directors fraudulently or wrongfully casting their favorable vote on a declaration of secrecy shall be jointly liable for damages caused.

SECTION SEVEN

STOCKHOLDERS MEETINGS

ARTICLE THIRTY-ONE. Stockholders shall hold Regular and Special Meetings.

The former will be held once a year within the first four month period at the place, date and time determined by the Board of Directors in order to decide on the matters related to them without need of describing them in the corresponding summons.

The latter may be held at any time required by corporate needs, to decide on any matters which the Law or these Bylaws reserve to the particular consideration of Stockholders’ Meetings, provided such matters are set forth in the relevant summoning notice.

Whenever a Special Stockholders’ Meeting is required to decide on matters otherwise reserved to the Regular Stockholders’ Meetings, its operation and decision shall require, as appropriate, the quorums applicable to the latter.

ARTICLE THIRTY-TWO. The following matters must be resolved at Regular Stockholders’ Meetings:

a)
Review of the situation of the Company and of the reports of the External Auditors and Accounting Inspectors, and the approval or rejection of the Annual Report, Balance Sheet, financial statements and demonstrations submitted by the Administrators or Liquidators of the Company;

b)	Distribution of profits of each fiscal year and, particularly, the distribution of dividends;

c)	Election or revocation of the Regular and Deputy members of the Board, Liquidators and management supervisors;

d)	Determination of the remuneration of the Board; and

e)	Generally, any other matter of corporate interest not reserved to Special Stockholders’ Meetings.

ARTICLE THIRTY-TWO BIS: Further to the provisions of the preceding article, the Regular Meeting must approve the investment and financing policy proposed by management, under the terms set forth in Article 119 of Decree Law No. 3500, of 1980, and its amendments.

ARTICLE THIRTY-THREE. The following matters must be resolved at a Special Stockholders’ Meeting:

a)	Dissolution of the Company;

b)	Change, merger or division of the Company and amendment of its Bylaws;

c)	Issue of bonds or debentures convertible into bonds;

d)	Sale of fixed assets and liabilities of the Company or of its total assets;

e)	Issue of real or personal guarantees to secure obligations of third parties, except third parties that are affiliate companies, in which event Board approval shall be sufficient, and

f)	All other matters which under the Law or the Bylaws are reserved to the consideration or jurisdiction of Special Stockholders’ Meetings.

Decisions on matters referred to in preceding letters (a), (b), (c) and (d), shall be taken only in Meetings held before a Notary Public, who shall certify the minutes to be a true reflection of the proceedings and decisions of the Meeting.

ARTICLE THIRTE-THREE BIS: Without prejudice to the provisions of the preceding article, the Special Stockholders’ Meeting shall also decide upon the following matters:

a)	The sale of assets or rights of the Company declared to be essential for its operation in the investments and financing policy, as well as the constitution of guarantees thereupon; and

b)	The advanced amendment of the investment and financing policy approved by the Regular Stockholders’ Meeting.

ARTICLE THIRTY-FOUR. Stockholders’ Meetings shall be summoned by the Board of Directors of the Company.

The Board shall summon:

a)	Ordinary Meetings that shall be held during the first four month period of each year with the purpose of being informed about all the matters related to them;

b)	Special Meetings whenever justified by the corporate interest, in the opinion of the Board;

c)
Regular or Special Meetings, as appropriate, when so requested by stockholders representing at least ten percent of the issued voting stock, indicating in the request the matters intended for consideration at the pertinent meeting; and

d)
Regular or Special Meetings, as appropriate, when so required by the Superintendencia de Valores y Seguros de Chile (the Chilean Securities and Exchange Commission), without detriment to the authority of the latter to summon such meetings directly.

Meetings summoned at the request of the stockholders or of the Superintendencia de Valores y Seguros de Chile (the Chilean Securities and Exchange Commission), as provided in foregoing letters (c) and (d), shall be held not later than thirty days from the request date.

ARTICLE THIRTY-FIVE. Regular and Special Stockholders’ Meetings shall be summoned by means of a prominent notice published at least three times on different dates in a newspaper of the corporate domicile selected by the Stockholders’ Meeting or, failing an agreement or in the event of suspension or discontinuity of the selected newspaper, in the Official Gazette, in the manner and under the conditions set forth by the Regulations.

Moreover, a summoning notice containing reference to the matters intended for discussion, shall be mailed to each stockholder at least fifteen days in advance of the pertinent meeting.

In turn, not less than fifteen days in advance of the intended date of the meeting the Company shall inform the Superintendencia de Valores y Seguros de Chile (the Chilean Securities and Exchange Commission) of its summons.

Second notices shall be published only after a meeting has failed to convene under the first notice and, in any event, the new meeting shall be called to meet not later than forty-five days from the date established for the meeting that failed to convene.

ARTICLE THIRTY-SIX. Only stockholders registered as such in the Stockholders Record five business days in advance of the date of the pertinent meeting shall participate in Stockholders’ Meetings and exercise their rights to speak and vote.

Directors and Managers other than stockholders, may participate in Stockholders’ Meetings with the right to speak.

ARTICLE THIRTY-SEVEN. Unless different majorities are provided in the Law or in these Bylaws, Regular and Special Stockholders’ Meetings shall convene on the first summons, in the presence of the absolute majority of issued voting shares and, on the second summons, with those present or represented, regardless of the number thereof.

ARTICLE THIRTY-EIGHT. Stockholders’ Meetings shall be presided over by the Chairman of the Board or by whomever is acting in his place. The Secretary to the Board or otherwise the General Manager shall act as Secretary. In the absence of the indicated individuals, the participants in the meeting with voting rights shall appoint their temporary substitutes.

ARTICLE THIRTY-NINE. Stockholders may be represented at the Meetings by other individuals, who may or may not be stockholders themselves. The proxy must be issued in writing regarding all of the shares held by the principal and must include the reference and requirement set forth in the Regulation to law 18,046.

ARTICLE FORTY. Stockholders with the right to vote shall be entitled to one vote for each share they own or represent and, at elections held in Meetings, such stockholders may accumulate their votes in favor of a single person or otherwise distribute them at their convenience. Individuals obtaining the highest number of votes in a single ballot will be proclaimed elected, until filling in the available number of vacant offices.

ARTICLE FORTY BIS Notwithstanding the provisions of the two preceding articles, no stockholder may exercise on his own or on behalf of other stockholders the right to vote for a percentage of the subscribed voting shares that exceeds the maximum concentration authorized in these Bylaws. For the calculation of this concentration, the shares of the stockholder must be added to those belonging to persons related to him. No person may represent stockholders who jointly represent a percentage exceeding the maximum concentration percentage authorized in these Bylaws.

ARTICLE FORTY-ONE. Participants in Stockholders’ Meetings shall sign an attendance sheet, indicating after their signature their particular number of shares, the appropriate Series, the number of shares represented, the Series thereof and the name of the principal.

ARTICLE FORTY-TWO. Decisions of legally constituted Stockholders’ Meetings taken pursuant to the laws in force and these Bylaws, are binding for all stockholders, without detriment to their right to withdraw from the Company as provided in Article Forty-Seven herein.

ARTICLE FORTY-THREE. Unless different majorities are required under the Law or these Bylaws, the decisions of Stockholders’ Meetings shall be adopted with the consenting vote of the absolute majority of the voting stock present or represented.

ARTICLE FORTY-FOUR. The decisions of Stockholders’ Meeting regarding the following matters shall require the consenting vote of two-thirds of the issued voting stock:

a)	Transformation of the Company, its division and merger with another company;

b)	Amendment of the term of duration of the Company;

c)	Early dissolution of the Company;

d)	Change of the corporate domicile;

e)	Decrease of the corporate capital;

f)	Approval of capital contributions and assessment of assets other than cash;

g)	Modification of the authority reserved to Stockholders’ Meetings or of limitations on the authority of the Board;

h)	Reduction in the number of Board members;

i)
Divestiture of 50% or more of Company assets whether or not including liabilities, as well as any business  that contemplate the divestiture of assets for an amount above the aforementioned percentage.

For these effects, any and all transactions carried out over a period of twelve consecutive months, related to any one asset are understood as one divestiture;

j)	Form of distributing corporate benefits;

k)	The provision of any real or personal warranty to guarantee third party obligations which exceed 50% of assets, with the exception of subsidiaries, when Board approval will suffice.

l)	Acquisition of treasury stock, under the conditions established in articles 27A and 27B of law 18,046.

m)	The cure of voidance caused by formal vices in the incorporation of the Company or any modification of its Corporate By-laws that includes one or more of the matters stated in preceding paragraph, and

n)	All other matter stipulated in the Bylaw of the Company.

ARTICLE FORTY-FIVE. The amendment of the Bylaws whose purpose is to establish, change or otherwise eliminate preferences, shall require the consenting vote of two-thirds of the voting stock of the affected Series.

ARTICLE FORTY-FIVE BIS: As long as the Company is subject to the provisions contained in Section Twelve and other pertinent provisions of Decree Law No. 3500, of 1980, and its amendments, any amendment to the norms established in Articles One bis, Five bis, Seventeen bis, Twenty-four bis, Thirty-two bis, Thirty-three bis, Forty bis, Forty-seven bis, Fifty-One bis and Twenty-eight of these Bylaws, Transitory Articles Four and Five and in this article, shall require the quorum provided by Article 121 of said Decree Law No. 3500 or of the legal norm that replaces or modifies same.

ARTICLE FORTY-SIX. Shares held by stockholders who, for a period of five years, have failed to collect any dividends distributed by the Company or to attend Stockholders’ Meetings shall not be counted for the purpose of quorums and majorities required at such Stockholders’ Meetings. Upon removal of one of the indicated circumstances (such stockholder collects any dividend distributed by the Company or attends a Stockholders’ Meeting), such stockholder’s shares shall be once again counted for the purpose of quorums and majorities required at such Meetings.

ARTICLE FORTY-SEVEN. The approval by the Stockholders’ Meeting of any of the matters contemplated in Article 69 of Law No. 18,046, shall entitle dissenting stockholders to withdraw from the Company upon being reimbursed by the Company for the value of their shares.

The provisions of Law No.18,046 and its Regulation shall apply with respect to the term and conditions to exercise the right to withdraw, the prices payable for the shares, the type of shares regulated under this law and the rules governing this matter In any event, dissenting stockholders are those that in the respective Stockholders’ Meeting have opposed the decision that grants the right to withdraw or otherwise those who, not having attended the Meeting, indicate their dissent in writing not later than thirty days from the date of the Stockholders’ Meeting which adopted the decision causing such dissent.

ARTICLE FORTY-SEVEN BIS:: The right to withdraw that a Pension Fund Association may exercise in the events stipulated in article 107 of Decree Law No. 3500, of 1980, shall be subject to the following special rules:

a)
The right to withdraw shall originate on the date of publication of the resolution of the Risk Classifying Committee that disapproves the actions of the Company, and the term for its exercise and for payment of the price of the shares becomes effective from that date, pursuant to the second paragraph of Article 71 of Law No. 18,046; and

b)
The value of shares that the Company must pay to the Pension Funds Association that exercises the right to withdraw shall be determined in the manner provided by Articles 77, 78, 79 and 80 of the Ministry of Finance’s Government Decree No. 587, of August 4, 1982, Regulations on Corporations; but all terms established in said provisions shall become effective from the date of publication of the disapproving decree of the Risk Classifying Committee.

ARTICLE FORTY-EIGHT. Deliberations and decisions of Stockholders’ Meetings shall be recorded in a Minute Book carried by the Secretary, if any, or otherwise by the Manager of the Company.

Minutes shall be signed by whomever acted as President and Secretary to the Meeting and by three stockholders elected therein, or by all those who attended the Meeting if less than three.

Minutes are deemed approved from the moment the Minutes are signed by the individuals indicated in the preceding paragraph, and the resolutions covered therein may be enforced from that date. Should any of the persons designated to sign the Minutes consider that the Minutes contain inaccuracies or omissions, such person may record such person’s reservations prior to signing the Minutes. The minutes shall be signed and reservation shall be added thereto within a term of ten business days after the corresponding Stockholders meeting

Minutes may be recorded in the respective Minute Book by any means, provided those means assure that no insertions, deletions or any other alteration that may affect the exactness of the Minutes may be introduced therein. The above is without prejudice to the authority corresponding in this matter to the Superintendencia de Valores y Seguros de Chile (the Chilean Securities and Exchange Commission).

ARTICLE FORTY-NINE. Regular and Deputy Directors shall be elected as follows:

a)
Regular Directors who represent Series “A” stockholders shall be elected by the stockholders of such Series and in such case, each stockholder may cast one vote per each share he owns or represents and may accumulate them in favor of a single individual or distribute them as he deems advisable. The persons who in the same and single voting obtain the highest number of votes shall be elected, until completing the number of Directors to be elected;

b)
The election of Deputy Directors who represent Series “A” stockholders shall take place in the same election carried out to elect Regular Directors of that Series, and the votes that favor a determined Regular Director shall necessarily favor the Deputy Director nominated jointly with the Regular Director; and

c)
The Regular Director on behalf of Series “B” shares shall be elected by the stockholders of that Series with the right to vote. Each stockholder shall cast his vote for a single person, and whoever obtains the highest number of votes in the same and single voting the shall be elected.

The Deputy Director on behalf of Series “B” shares shall be elected by separate ballot pursuant to the norms indicated in the foregoing paragraph.

However, if a person is previously nominated to fill in the office of Deputy Director of an individual nominated to serve as Regular Director for this Series, the election of the latter as representative of the Series “B” stockholders shall consequently imply the election of the nominated Deputy Director.

SECTION EIGTH

BALANCE SHEET AND OTHER FINANCIAL STATEMENTS
AND RECORDS, AND DISTRIBUTION OF PROFITS

ARTICLE FIFTY. The corporate financial year opens January 1st and closes December 31st each year, on which latter date the annual Balance Sheet shall be drawn up.

The Balance Sheet shall indicate the new value of the capital of the Company.

ARTICLE FIFTY-ONE. The Board of Directors of the Company shall submit to the consideration of the Regular General Stockholders’ Meeting an itemized Annual Report on the situation of the Company in the past financial year, together with the Balance Sheet, Profit and Loss Statement and the Report of the External Auditors and the Accounting Inspectors. All these documents shall clearly reflect the financial standing of the Company at the closing date of the financial year, and the profits obtained or losses sustained during such year.

Whenever requested by stockholders holding or representing ten percent or more of the issued voting stock, the Annual Report shall include, in the form of an Exhibit, an accurate summary of the comments and proposals made by such stockholders in connection with the progress of corporate business.

In turn, all information generally sent by the Board to the stockholders in general, on account of the summons to a Stockholders’ Meeting, namely proxies, substantiation of Board decisions or other similar matters, shall include pertinent comments and proposals formulated by the stockholders mentioned in the preceding paragraph.

The form, term and modes for the exercise of this right and the obligations to inform on the position of minorities must be exercised in the manner determined by the Regulations of Law No. 18,046.

ARTICLE FIFTY-ONE BIS: Without prejudice to the provisions of the preceding article, the Board shall submit to the Regular Stockholders’ Meeting and must forward to each of the stockholders inscribed in the respective Record a copy of the report issued by the Accounting Inspectors on the investments and financing policy proposed by management.

ARTICLE FIFTY-TWO. On a date not later than the date of the first summoning notice to the Regular Stockholders’ Meeting, the Board of Directors of the Company shall forward to each of the stockholders inscribed in the respective Record a copy of the Balance Sheet and Annual Report, including the decision of the Auditors and its explanatory notes, notwithstanding stipulation in a Memorandum or recommendation by the Superintendency of securities and Insurance.

If the Balance Sheet and Profit and Loss Statement are modified by the Meeting, the changes, in relevant matters, shall be forwarded to the stockholders within the fifteen days following the date of the Meeting.

ARTICLE FIFTY-THREE. The Company must publish the information determined by the Superintendencia de Valores y Seguros de Chile (the Chilean Securities and Exchange Commission) in its duly audited Balance Sheets and Profit and Loss Statements, in a newspaper of wide circulation domicile of the corporation, at least ten days and not exceeding twenty days prior to the date of the Meeting that must issue a pronouncement thereupon.

The documents indicated in the foregoing paragraph shall be filed within that same term with the Superintendencia de Valores y Seguros de Chile (the Chilean Securities and Exchange Commission), in the number of copies determined by it.

Should the Balance Sheet and Profit and Loss Stated be changed by the Meeting, the modifications, without prejudice to the obligation stipulated in Article 52 of these Bylaws, shall be published in the same newspaper that published said documents as provided in the first paragraph of this article, during the fifteen days following the date of the Meeting.

In case the Superintendencia de Valores y Seguros de Chile (the Chilean Securities and Exchange Commission) formulates any observations regarding such documents, it may order the publication of its observations in the manner it may determine.

ARTICLE FIFTY-FOUR. The Stockholders’ Meetings that must decide regarding a determined period cannot postpone its pronouncements with respect to the Annual Report, Balance Sheet and Profit and Loss Statement submitted for its consideration, and must immediately resolve its approval, modification, or rejection of the amount of dividends to be paid during the term stipulated in Article 57 of these Bylaws.

If a Stockholders’ Meeting rejects the Balance Sheet on the basis of specific substantiated remarks, the Board shall submit a new Balance Sheet for its consideration on the date determined by such Meeting, which date cannot be later than sixty days from the date of rejection.

If the Stockholders’ Meeting rejects the new Balance Sheet submitted for its consideration, the appointment of the Board of Directors shall be considered revoked, without prejudice of the liabilities that may arise. A new Board shall be elected on this same opportunity.

The Directors that approved the Balance Sheet that resulted in the revocation of their appointment shall be disqualified for re-election in the ensuing full period.

ARTICLE FIFTY-FIVE. Dividends shall be paid exclusively from net profits for the period or from withheld profits reflected in Balance Sheets approved by Stockholders’ Meetings.

However, in the event of accumulated losses, profits for the period shall be allocated first to pay such losses.

Loss in a specific financial year shall be offset with withheld profits, if any.

ARTICLE FIFTY-SIX. Unless otherwise decided in the respective Stockholders’ Meeting by the unanimous consenting vote of the issued stock, the Company shall distribute every year as dividend in cash to its stockholders, pro rata to their shares, at least thirty percent of the net profits for the period.

ARTICLE FIFTY-SEVEN. Payment of mandatory minimum dividends under the Law and these Bylaws may be demanded thirty days after the date of the Stockholders’ Meeting which approved distribution of profits for the financial year.

Payment of additional dividends decided upon by the Stockholders’ Meeting shall be made in the financial year in which the decision is taken and on the date determined by such Meeting or by the Board, whenever authorized by the Stockholders’ Meeting to this effect.

Dividends shall be paid to the stockholders listed in the pertinent Record on the fifth business day preceding the dates set forth for payment thereof.

ARTICLE FIFTY-EIGHT. Unless otherwise decided in the pertinent Stockholders’ Meeting by the unanimous consenting vote of the issued stock, dividends shall be paid in cash. However, payment of dividends exceeding the mandatory limits set forth by Law or these Bylaws, shall be met by giving the stockholders an option to receive such payment in cash, in bonus stock of its own issue, or in shares held by the Company in open corporations.

Optional dividends must comply with equity, information and other requirements provided in the Bylaws. However, stockholders failing to express a preference shall be understood to have decided for payment in cash.

ARTICLE FIFTY-NINE. Accrued dividends not paid or made available by the Company to its stockholders within the period indicated in Article Fifty-Seven hereof shall be readjusted to reflect the value experienced by the Unidad de Fomento from the date on which such dividends become demandable to that of actual payment. Moreover, such dividends shall accrue ordinary interest at the rate established for re-adjustable operations in the same period.

SECTION NINE

DISSOLUTION AND LIQUIDATION OF THE COMPANY

ARTICLE SIXTY. The Company shall be dissolved upon occurrence of any of the events set forth in Article 103 of Law 18,046, insofar as applicable thereto.

ARTICLE SIXTY-ONE. Upon dissolution, the Company shall subsist as a legal entity for the effects of its liquidation, and its Bylaws shall continue in force where applicable. In this event, the words “under liquidation” shall be added to its trade name.

ARTICLE SIXTY-TWO. In the event of dissolution, whether early or otherwise, a Stockholders’ Meeting shall be summoned to appoint three individuals to carry out the liquidation, which time the Meeting shall fix their remuneration.

Of these three individuals, two shall be elected by the Series “A” stockholders and one by the Series “B” stockholders, as provided in Article Forty-Nine of these Bylaws.

ARTICLE SIXTY-THREE. The Liquidators shall remain in office three years and may be reelected only once.

All provisions of the Law and these Bylaws applicable to the Directors shall be applicable to the Liquidators, as appropriate.

ARTICLE SIXTY-FOUR. The Liquidators shall take office only after meeting all legal formalities set forth for the dissolution of the Company. In the meantime, the last Board of Directors shall continue to be responsible for the management of the Company.

ARTICLE SIXTY-FIVE. No liquidation shall be required if the Company is dissolved as a result of a single person becoming the holder of all its shares. In this event, the provisions of Article 108 of Law 18,046 shall apply.

ARTICLE SIXTY-SIX. The Stockholders’ Meeting may revoke at any time the authority of the Liquidators appointed thereby, except when elected from a list of five names proposed by the Superintendencia de Valores y Seguros de Chile (the Chilean Securities and Exchange Commission), in which case the revocation shall be effective only after it has been approved by the indicated Securities Commission.

The revocation of the Liquidators shall observe, where applicable, the provisions of Article Forty-Nine of these Bylaws.

ARTICLE SIXTY-SEVEN. The Liquidating Committee shall appoint a Chairman from among its members, who shall represent the Company judicially and extrajudicially.

The Liquidating Committee shall only act and enter into such contracts that directly tend to liquidate the Company; it shall represent the Company judicially and extrajudicially and shall be vested with all the powers of management and disposal not otherwise reserved for the Stockholders’ Meetings under the Law or these Bylaws. The Liquidating Committee shall not require any special power of attorney whatsoever, not even to the effect of acts or contracts in respect of which the Law requires this formality.

Notwithstanding the foregoing provisions, Stockholders’ Meetings held subsequent to the dissolution or to the Meeting deciding the dissolution may limit the authority of the Liquidating Committee by specifically setting forth the authority vested therein or denied thereto. The pertinent decision shall be recorded in a public deed and reference thereto must be noted on the margin of the registration of the corporation.

The judicial representation corresponding to the Liquidation Committee under this article does not affect the representation of the Chairman of such Committee as established in Article 11 of Law 18,046 and in the first paragraph herein. In both cases, the judicial representation shall include all authority under both paragraphs of Article 7 of the Code of Civil Procedure.

SECTION TEN

JURISDICTION AND ARBITRATION

ARTICLE SIXTY-EIGHT. The Directors and the Liquidators are understood to have the same domicile as the Company during their term of office for all relevant notices relating to affairs of the Company and responsibility for their acts.

ARTICLE SIXTY-NINE. Any differences arising between the stockholders in their capacity as such or between them and the Company or the managers thereof, during the life of the Company or during its liquidation, shall be settled by an arbitrator appointed by mutual agreement of the parties or, failing such agreement, by the Civil Courts of Justice. The arbitrator shall be bound by legal principles.

The foregoing is understood without prejudice to the fact that in the event of a conflict, the plaintiff may withdraw from the venue of the arbitrator and place the case before the Civil Courts of Justice for decision.

FIRST TRANSITORY ARTICLE. Pursuant to the provision in article 112 of Decree Law 3,500, the Company’s refined assets, calculated as the assets of the individual balance sheet as a proportion of its total assets, shall be the minimum value that is consistent with a factor of refined assets equal to one, according to the provision in article 47 of the aforesaid decree law. This article shall cease to be effective as of August 2002.

Exhibit 8.1

Subsidiaries and Affiliates of Telefónica CTC Chile

     The following chart sets forth the organization of Telefónica CTC Chile’s subsidiaries and affiliates, all of which are Chilean corporations, except for TBS Celular Participaçoes S.A., which is a Brazilian corporation. Percentage ownership information is as of December 31, 2005.

     Telefónica CTC Chile operates the Company’s local telephone service activities, the Company’s core business area, Telefónica CTC Chile’s other business activities are managed through the following operating subsidiaries:(4)(5)

Telefónica CTC Chile

- 99.2% Telefónica Mundo S.A.[3] ("Telefónica Mundo")
- 99.9% Telefónica Empresas CTC Chile S.A. ("Telefónica Empresas")[1]
  - 99.9% Telefónica Internet Empresas S.A. ("TIE")
    - 79.9% Administradora de Sistemas de Telepeajes de Chile S.A. ("Telepeajes")
    - 99.9% Tecnonáutica S.A. ("Tecnonáutica")
- 99.9% Globus 120 S.A. ("Globus")[1]
- 99.9% Compañía de Telecomunicaciones de Chile Equipos y Servicios S.A. ("CTC Equipos")
- 99.9% Telefónica Gestión de Servicios Compartidos Chile S.A. ("t-gestiona")[1]
- 99.9% Telefónica Asistencia y Seguridad S.A. ("Telemergencia")[1]
- 50.0% Fundación Telefónica Chile ("Fundación Telefónica")
- 28.84% Atento Chile S.A.[2] ("Atento Chile")
- 2.6% TBS Celular Participacoes S.A. ("TBS Celular")

(1)	The remaining interest in these companies is also indirectly held by Telefónica CTC Chile.

(2)	Telefónica CTC Chile holds 28.84% of Atento Chile S.A. through the additional participation of its subsidiaries; Telefónica Mundo S.A. and Telefónica Empresas.

(3)	Compañía de Teléfonos de Chile-Transmisiones Regionales S.A. changed its name to Telefónica Mundo.

(4)
The Company’s subsidiary, Empresa de Tarjetas Inteligentes S.A., was dissolved by agreement reached in an extraordinary shareholders’ meeting. During September 2005, the Chilean Internal Revenue Service authorized the closing of this subsidiary

(5)	Changes after December 31, 2005:

Compañía de Telecomunicaciones de Chile S.A. is in the process of restructuring its organizational structure, with the goal of reducing costs and simplifing the Company’s management. In January 2006, the indirect subsidiaries, Telefónica Internet Empresas S.A. and Tecnonaútica S.A. become subsidiaries of Telefónica CTC Chile. Additionally, on February 28, 2006, Compañía de Telecomunicaciones de Chile S.A. acquired the remainder of Compañía de Telecomunicaciones de Chile Equipos y Servicios S.A. and dissolved this subsidiary. As a result, assets and liabilities of the subsidiary Compañía de Telecomunicaciones de Chile Equipos y Servicios S.A. were transferred to the parent company, which will be the continuing legal entity. Additionally, at Telefonica Mundo’s extraordinary shareholders’ meeting held on April 19, 2006, the merger of Globus S.A. into Telefonica Mundo S.A. and the name change to Telefonica Larga Distancia S.A. was approved.